SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                             1-800-FLOWERS.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68243Q 10 6
                  --------------------------------------------
                                 (CUSIP Number)



              VARIOUS DATES FROM JULY 8, 2003 TO NOVEMBER 11, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

CUSIP NO.  68243Q 10 6
         ---------------
--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL PARTNERS LP
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------


                               Page 2 of 11 Pages

CUSIP NO.  68243Q 10 6
         ---------------
--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL LP
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------


                               Page 3 of 11 pages

CUSIP NO.  68243Q 10 6
         ---------------
--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL PARTNERS LLC
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, OO
--------------------------------------------------------------------------------

                               Page 4 of 11 Pages

CUSIP NO.  68243Q 10 6
         ---------------
--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SB CAPITAL MANAGERS LLC
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, OO
--------------------------------------------------------------------------------

                               Page 5 of 11 Pages

This  statement  amends and  restates  amendment  number 2 to the  statement  on
Schedule 13G filed February 13, 2003 by SB Capital Partners, SB Capital, SB CP LLC and SB CM LLC (each as defined in Item 2(a)).

ITEM 1(a)      Name of Issuer:

               1-800-FLOWERS.COM, Inc.

ITEM 1(b)      Address of Issuer's Principal Executive Offices:

               1600 Stewart Avenue
               Westbury, New York 11590

ITEM 2(a)      Name of Person Filing:

               SOFTBANK Capital Partners LP ("SB Capital Partners") SOFTBANK Capital LP ("SB Capital")
               SOFTBANK Capital Partners LLC ("SB CP LLC")
               SB Capital Managers LLC ("SB CM LLC")

ITEM 2(b)      Address of Principal Business Office or, if none, Residence:

               For SB Capital Partners, SB Capital and SB CP LLC:
               1188 Centre Street
               Newton Center, Massachusetts 02459

               For SB CM LLC:
               300 Delaware Ave., Suite 909
               Wilmington, Delaware 19801

ITEM 2(c)      Citizenship:

               For SB Capital Partners, SB Capital, SB CP LLC and SB CM LLC:
                    Delaware

ITEM 2(d)      Title of Class of Securities:

               Class A Common Stock, par value $0.01 per share

ITEM 2(e)      CUSIP Number:

               68243Q 10 6

                               Page 6 of 11 Pages

ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or (c), check whether the person filing is a: N/A

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An     investment      adviser     in      accordance      with
ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.        Ownership.

         Each of SB Capital Partners, SB Capital and SOFTBANK Capital Advisors Fund LP ("Advisors Fund") is an investment fund managed by its sole general partner, SB CP LLC; accordingly, securities owned by SB Capital Partners, SB Capital or Advisors Fund may be regarded as being beneficially owned by SB CP LLC. Pursuant to the Limited Liability Company Agreement of SB CP LLC, all investment decisions on behalf of SB CP LLC must be approved by SB CM LLC; accordingly, securities beneficially owned by SB CP LLC may be regarded as being beneficially owned by SB CM LLC.

         The percentages of the outstanding shares of Class A Common Stock ("Common Stock") of 1-800-FLOWERS.COM, Inc. (the "Company") reported herein as beneficially owned by SB Capital Partners, SB Capital, SB CP LLC and SB CM LLC are based upon 28,899,353 shares of Common Stock reported by the Company as outstanding as of November 5, 2003 in the Form 10-Q filed by the Company on November 12, 2003 for the quarterly period ended September 28, 2003.

                               Page 7 of 11 Pages

         As of the date of the filing of this statement, none of SB Capital Partners, SB Capital, SB CP LLC or SB CM LLC beneficially owns any shares of Common Stock.

         Each of SB Capital Partners, SB Capital, Advisors Fund, SB CP LLC and SB CM LLC disclaims beneficial ownership of shares of Common Stock owned by any other person or entity except to the extent of their respective pecuniary interests, if any, therein.

         (a) Amount beneficially owned:

                    SB Capital Partners, SB Capital, SB CP LLC and SB CM LLC: 0 shares

         (b) Percent of class:

                    SB Capital Partners, SB Capital, SB CP LLC and SB CM LLC: 0%

         (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote:

                  (ii) Shared power to vote or to direct the vote:

                         SB Capital  Partners,  SB Capital,  SB CP LLC and SB CM
                         LLC: 0 shares

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv) Shared power to dispose or to direct the disposition of:

                         SB Capital  Partners,  SB Capital,  SB CP LLC and SB CM
                         LLC: 0 shares

ITEM 5.        Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

         As of November 11, 2003, each of SB Capital Partners, SB Capital, SB CP LLC and SB CM LLC ceased to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.


                               Page 8 of 11 Pages

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person.

         N/A

ITEM 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         N/A

ITEM 8.        Identification and Classification of Members of the Group.

         N/A

ITEM 9.        Notice of Dissolution of Group.

         N/A

ITEM 10.       Certification.

         N/A





                               Page 9 of 11 Pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 3, 2003                       SOFTBANK CAPITAL PARTNERS LP
                                       By: SOFTBANK CAPITAL PARTNERS LLC,
                                           its General Partner


                                       By:  /s/ Steven J. Murray
                                           ------------------------------------
                                           Name:   Steven J. Murray
                                           Title:  Administrative Member


                                       SOFTBANK CAPITAL LP
                                       By:  SOFTBANK CAPITAL PARTNERS LLC,
                                            its General Partner


                                       By:  /s/ Steven J. Murray
                                           ------------------------------------
                                           Name:   Steven J. Murray
                                           Title:  Administrative Member


                                       SOFTBANK CAPITAL PARTNERS LLC


                                       By:  /s/ Steven J. Murray
                                           ------------------------------------
                                           Name:   Steven J. Murray
                                           Title:  Administrative Member


                                       SOFTBANK CAPITAL MANAGERS LLC


                                       By:  /s/ Steven J. Murray
                                           ------------------------------------
                                           Name:   Steven J. Murray
                                           Title:  Administrative Member


                               Page 10 of 11 Pages

                                  EXHIBIT INDEX

Exhibit A         Agreement of Joint Filing,  dated as of December 3, 2003, by and among SOFTBANK  Capital  Partners LP, SOFTBANK Capital LP,
                  SOFTBANK  Capital  Partners LLC and SOFTBANK  Capital Managers
                  LLC.




                               Page 11 of 11 Pages